UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 23, 2023

Date of Report (Date of earliest event reported)

Aprea Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39069	84-2246769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3805 Old Easton Road Doylestown, PA (Address of principal executive offices)	18902 (Zip Code)

Registrant’s telephone number, including area code: (617) 463-9385

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	APRE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On August 23, 2023, Christian S. Schade resigned from the Board of Directors (the “Board”) of Aprea Therapeutics, Inc. (the “Company”), including as Chairperson of the Board and any respective committee of the Board to which he was a member, effective immediately. The resignation was not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Following Mr. Schade’s resignation, on August 23, 2023, the Board appointed Richard Peters, M.D., Ph.D., to serve as Chairperson of the Board, effective immediately.

Appointment of Director

Following Mr. Schade’s resignation, on August 23, 2023, the Board appointed Dr. Jean-Pierre Bizzari as a Class III director, effective immediately, to serve until the Company’s 2025 annual meeting of stockholders or until his earlier resignation or removal. The Board did not appoint Dr. Bizzari to any of the Board’s committees, although the Board may appoint him to one or more committees in the future. Dr. Bizzari will participate in the Company’s non-employee director compensation arrangement (described in the Company's proxy statement filed with the Securities and Exchange Commission on July 11, 2023), as may be amended from time to time.

Dr. Bizzari, age 68, currently serves on the board of directors of Halozyme Therapeutics, ADC Therapeutics, NETRIS Pharma, and Oxford BioTherapeutics, where he has served since 2015, 2021, 2021 and 2016, respectively. Dr. Bizzari is a member and leader on many scientific committees and is currently a member of the Scientific Advisory Board for the National Cancer Institute in France; a Board member of the European Organization of Research and Treatment of Cancer (EORTC) and Chairman of the EORTC New Drug Advisory Committee.  Most recently, Dr. Bizzari was the Group Head Clinical Development Oncology at Celgene. He led global clinical development conducting over 25 Phase 3 trials, was responsible for global operations of over 950 people and was Chairman of the Hematology Oncology development committee. Prior to Celgene, Dr. Bizzari was the VP of clinical development oncology at Sanofi-Aventis where he was responsible for the worldwide clinical development and approvals. He also served as VP of clinical development oncology at Rhone-Poulenc Rorer where he shepherded a deep pipeline of oncology candidates. Dr. Bizzari holds a degree in mathematics, and completed his medical studies in Nice, France. He completed his residency in oncology at Pitie Salpetriere Hospital in Paris.

There are no arrangements or understandings between Dr. Bizzari and any other persons pursuant to which he was chosen as a director of the Company. There are no family relationships between Dr. Bizzari and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Dr. Bizzari is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2023 annual meeting of stockholders (the “Annual Meeting”) of the Company held on August 23, 2023, the following proposals were submitted to the stockholders of the Company:

Proposal 1:

A proposal to elect three Class I directors of the Company, Marc Duey, Richard Peters, M.D., Ph.D., and Bernd R. Seizinger, M.D., Ph.D., each to hold office until the 2026 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.

Proposal 2:	A proposal to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.

For more information about the foregoing proposals, see the Company’s definitive proxy statement on Schedule 14A filed with the United States Securities and Exchange Commission on July 11, 2023. Of the 3,731,571 shares of the Company’s common stock entitled to vote at the Annual Meeting, 2,147,072 shares, or approximately 57.53%, were represented at the Annual Meeting in person or by proxy, constituting a quorum. The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, in respect of each such proposal is set forth below.

Proposal 1:	Election of Class I Directors.

The Company’s stockholders elected the following directors to serve as Class I directors until the 2026 Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified. The votes regarding the election of the directors were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Marc Duey	1,564,552	102,460	480,060
Richard Peters, M.D., Ph.D.	1,566,951	100,061	480,060
Bernd R. Seizinger, M.D., Ph.D.	1,550,830	116,182	480,060

Proposal 2:	Ratification of Appointment EisnerAmper LLP

The Company’s stockholders ratified the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year 2023. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
2,053,106	81,077	12,889	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aprea Therapeutics, Inc.

Dated: August 24, 2023	By:	/s/ Oren Gilad
	Name:	Oren Gilad, Ph.D.
President and Chief Executive Officer